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Exhibit 3.3

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

CROSSTEX ENERGY, L.P.

        This Amendment No. 1 (this "Amendment") to the Second Amended and Restated Agreement of Limited Partnership (as amended prior to the date hereof, the "Partnership Agreement") of Crosstex Energy, L.P. (the "Partnership") is hereby adopted effective as of 11:01 a.m. Eastern Time on April 1, 2004, by Crosstex Energy GP, L.P., a Delaware limited partnership (the "General Partner"), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

        WHEREAS, the General Partner, the Organizational Limited Partner and the Limited Partners of the Partnership entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 17, 2002;

        WHEREAS, the General Partner adopted the Second Amended and Restated Agreement of Limited Partnership of the Partnership effective as of March 29, 2004;

        WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement without the approval of any Partner or Assignee to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

        WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

        NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

        Section 1.    Amendment.

  Section 7.3(b) is hereby amended by deleting the last sentence thereof in its entirety and replacing such clause with the following:

  "Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i)(A) consent to any amendment to the Operating Partnership Agreement, (B) except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a partner of the Operating Partnership, or (C) cause the reduction of the interest of the Partnership in preferred units of the Operating Partnership, or in other equity, debt or other securities of the Operating Partnership, that are or may hereafter be held by Crosstex Louisiana Energy, L.P., a Delaware limited partnership, or its Subsidiaries or fail to prevent such a reduction (including any reduction which would occur by reason of a sale or other disposition of any such security of the Operating Partnership or by reason of an issuance or a sale or other disposition of any security of Crosstex Louisiana Energy, L.P. or any Subsidiary thereof), provided, however, that this clause (C) shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or the Operating Partnership or their Subsidiaries and shall not apply to any forced sale of any or all of the assets of the Partnership or the Operating Partnership or their Subsidiaries pursuant to the foreclosure of, or other realization upon, any such encumbrance, in the case of clauses (A) through (C), that would adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to any other class of Partnership Interests) in any material respect or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership."

        Section 2.    Ratification of Partnership Agreement.    Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

        Section 3.    Governing Law.    This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

[The Remainder Of This Page Is Intentionally Blank]

        IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:
CROSSTEX ENERGY GP, L.P.
By:	Crosstex Energy GP, LLC, its general partner
By:	/s/ WILLIAM W. DAVIS

Name:	William W. Davis

Title:	Executive Vice-President and Chief Financial Officer

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  Exhibit 3.3
AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CROSSTEX ENERGY, L.P.